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                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                             DIGITAL RIVER, INC.

     The undersigned, the President of DIGITAL RIVER, INC., a Delaware corporation (the "Corporation"), does hereby certify that by Consent in Lieu of Meeting of the Board of Directors and Shareholders dated April 21, 1998, the following resolutions were adopted by the Board of Directors and a majority of the shareholders of the Corporation in accordance with the applicable provisions of the Delaware Statutes:

                    RESOLUTIONS AUTHORIZING AMENDMENT OF
                         CERTIFICATE OF INCORPORATION

     WHEREAS, it is in the best interests of the Corporation to amend its Certificate of Incorporation to provide for the creation of a class of preferred stock;

     NOW, THEREFORE, IT IS HEREBY RESOLVED, that the Certificate of Incorporation of the Corporation is amended by deleting Article 4 in full and replacing it with the following:

                                 "ARTICLE 4.

                                CAPITAL STOCK

     The Corporation is authorized to issue one hundred million (100,000,000) shares of all classes, consisting of (i) ninety eight million five hundred thousand (98,500,000) shares of Common Stock, One Cent ($.01) per share par value (the "Common Stock"), and (ii) one million five hundred thousand (1,500,000) shares of Preferred Stock, One Cent ($.01) per share par value (the "Preferred Stock"), to be held, sold, and paid for at such times and in such manner as the Board of Directors may from time to time determine, in accordance with the laws of the State of Delaware. Of the Preferred Stock, one million five hundred thousand (1,500,000) shares shall be designated as "Series A Preferred Stock." The Series A Preferred Stock shall have the following designations, preferences, and other rights:

          1. DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to share in any dividends declared and paid upon or set aside for the Common Stock of the Corporation, pro rata in accordance with the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 4.

          2.   LIQUIDATION.

               a. Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock an amount (the

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                    "Preference Amount") equal to the sum of (i) $2.00 and
                    (ii) all declared but unpaid dividends payable with respect to such share under Section 1, before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full Preference Amounts to which they shall be entitled, the holders of Series A Preferred Stock shall share pro rata in any distribution of assets in accordance with such full Preference Amounts.

               b. "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

          3.   VOTING RIGHTS.

               a. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole and fractional shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section 4. Except as provided in paragraphs (b) and (c) below, the holders of Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

               b. As long as all the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a class:

                    i. in any manner alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions thereof, of the shares of Series A Preferred Stock as to affect them adversely;

                    ii. in any other manner alter or amend the Certificate of Incorporation or By-laws of the Corporation as to directly adversely affect the rights of the holders of Series A Preferred Stock set forth in such documents; or

                    iii. agree to, or permit any subsidiary of the Corporation to agree to, any provision in any agreement that would impose any restrictions on the right of the holders of Series A Preferred Stock to convert

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                         any share of Series A Preferred Stock or otherwise
                         prohibit or impede the Corporation from honoring the exercise of any rights the holders of the Series A Preferred Stock now have or may hereafter have.

               c. As long as all the Series A Preferred Stock is outstanding, the holders of a majority of all shares of Series A Preferred Stock then outstanding shall be entitled, as a class and to the exclusion of the holders of all other shares of capital stock of the Corporation, to nominate for election and elect one member of the Board of Directors of the Corporation (the "Board") and each successor of such member. Each member of the Board nominated and elected under this paragraph may be removed at any time by, and only by, the holders of a majority of all shares of Series A Preferred Stock then outstanding.

     4.   OPTIONAL CONVERSION.

               a. Upon the terms set forth in this Section, each holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of $2.00 and the number of shares of Series A Preferred Stock being converted, by
                    (ii) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the shares of Series A Preferred Stock to be converted. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Preferred Stock (the "Conversion Price") shall be $2.00, subject to adjustment as set forth in paragraph (b) below. Upon such conversion, any declared and unpaid dividends on such converted shares of Series A Preferred Stock shall be canceled.

               b. The Conversion Price shall be subject to adjustment from time to time as follows:

                    i. If the Corporation shall at any time or from time to time issue or be deemed to have issued any shares of Common Stock other than Excluded Stock (as defined in clause (iii) below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

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                         (i)  an amount equal to the sum of (x) the total
                              number of shares of Common Stock outstanding immediately prior to such issuance, multiplied by the Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                         (ii) the total number of shares of Common Stock
                              outstanding immediately after the issuance of such Common Stock.

                    ii. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities ("Equity Securities"), the aggregate maximum number of shares of Common Stock deliverable upon exercise or conversion of such Equity Securities shall be deemed to have been issued at the time such Equity Securities were issued and for a consideration equal to the consideration received by the Corporation for any such Equity Securities, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exercise of such Equity Securities.

                    iii. "Excluded Stock" means (1) shares of Common Stock
                         reserved for issuance (including, without limitation, upon exercise of options or warrants) as set forth on Section 2.5 of the Securities Purchase Agreement dated April 22, 1998 (the "Securities Purchase Agreement"), pursuant to which the Series A Preferred Stock was being issued; (2) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock; (3) shares of Common Stock issued upon exercise of the Warrants issued by the Corporation under the Securities Purchase Agreement;
                         (4) shares of Common Stock issued by the Corporation as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; and (5) securities that were declared to be "Excluded Stock" for purposes of this Section by the holders of a majority of the shares of Series A Preferred Stock.

                    iv. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the

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                         Conversion Price shall be appropriately decreased so
                         that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                    v. If, at any' time after the Original Issuance Date, the-- number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                    vi. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

               c. The Corporation shall reserve, and at all times from and after the date of Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

               d. At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the

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                    number of securities of the Corporation which it would
                    have received had its shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section with respect to the rights of such holder of shares of Series A Preferred Stock.

          5.   MANDATORY CONVERSION.

               a. Upon the consummation of the first underwritten public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an offering price per share of Common Stock to the public of not less than $5.00 (as appropriately adjusted for stock dividends, subdivision, split- ups, combination of shares, or similar events) and with gross aggregate proceeds to the Corporation of not less than $15,000,000 (a "Qualified Public Offering"), each share of Series A Preferred Stock then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) $2.00 by (ii) the Conversion Price, as last adjusted and then in effect.

               b. As promptly as practicable after the date of consummation of any Qualified Public Offering and the delivery to the Corporation of the certificate or certificates for the shares of Series A Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series A Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.
                    The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Series A Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

          (b) Unless otherwise provided, a shareholder has one (1) vote for each share held.

          (c)  Cumulative voting for directors is not permitted."

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     FURTHER RESOLVED, that the President of the Corporation is hereby authorized and directed to execute a Certificate of Amendment attesting to the adoption of the foregoing amendment and to cause such Certificate of Amendment to be filed in the office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, I have subscribed my name this 21st day of April, 1998.


                                            /s/ Joel Ronning
                                           -----------------------------------
                                            Joel Ronning
                                            President

Attest:

  /s/ Gregory R. Smith
-----------------------------------
Name:  Gregory R. Smith
Title: Secretary